Exhibit 99.1

Athenex Announces Sale of Revenues from U.S. and European Royalty and Milestone Interests in Klisyri® (tirbanibulin) to Sagard Healthcare Partners and Oaktree

•	Company executes on strategy to extend cash runway by monetizing non-core assets

•	Total transaction value of $85 million; at least $80 million to be used toward debt paydown and to fund operations

Buffalo, N.Y., June 22, 2022 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the signing of a definitive agreement for the sale of revenues from U.S. and European royalty and milestone interests in Klisyri® (tirbanibulin) to Sagard Healthcare Partners and funds managed by Oaktree Capital Management, L.P. (“Oaktree”) for $85 million. Approximately $80 million of the proceeds from the transaction will be used toward partially paying down existing debt and operating the business, with $5 million to be placed into escrow and paid to Athenex upon the satisfaction of certain conditions. The transaction is subject to customary closing conditions.

“We are executing on our new strategy and will continue to deliver on the objectives that we laid out to extend our cash runway by over 18 months. We are pleased to enter into this agreement, as we believe it generates meaningful benefits for our stockholders as we continue to pay down debt and extend our cash runway,” said Dr. Johnson Lau, Chief Executive Officer of Athenex. “The sale of the revenues from the U.S. and European royalty and milestone interests in Klisyri® represents another step in continuing to monetize non-core assets to focus on developing our potential best-in-class NKT cell platform.”

Ladenburg Thalmann & Co. Inc. and Royalty/Revenue Interest Capital Advisors LLC served as financial advisors to Athenex and Cooley LLP served as legal counsel to Athenex. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as legal counsel to Sagard Holdings and Oaktree.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy based on NKT cells (2) Orascovery, based on a P-glycoprotein inhibitor, and (3) Src Kinase Inhibition. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible and tolerable treatments. For more information, please visit www.athenex.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $164 billion in assets under management as of March 31, 2022. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,000 employees and offices in 20 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/

About Sagard

Sagard is a multi-strategy alternative asset manager with more than US$14 billion under management and professionals located in Canada, the U.S. and Europe. Sagard seeks attractive investment returns by combining its entrepreneurial and disciplined culture with flexible capital and a unique global network of portfolio companies, limited partners, advisors and other valued relationships. As a firm, Sagard operates platforms that invest across five asset classes: venture capital, private equity, private credit, real estate and healthcare royalties. Through its ecosystem partners, Sagard also engages in private wealth management and new venture creation.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “believe,” “continue,” “could,” “expect,” “intend,” “may,” “plan,” “will,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our history of operating losses and the substantial doubt about our ability to continue as a going concern; our strategic pivot to focus on our cell therapy platform and our plan to dispose of non-core assets; our ability to obtain financing to fund operations, successfully redirect our resources and reduce our operating expenses; our ability to refinance, extend or repay our substantial indebtedness owed to our senior secured lender; the development stage of our primary clinical candidates, including NKT Cell Therapy and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the uncertainty of ongoing legal proceedings; risks related to our ability to successfully integrate the business of Kuur into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees, as well as differences in operations, cultures, and management philosophies that may delay successful integration and our ability to support the added cost burden of Kuur’s business; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; risks and uncertainties inherent in litigation, including purported stockholder class actions; the impact of the COVID-19 pandemic and other macroeconomic factors, such as the war in Ukraine, and their ongoing impact on our operations, supply chain, cash flow and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facility as well as our ability to find alternative sources of supply to meet our obligations and requirements; the risk that our common stock will be delisted from the Nasdaq Global Market if we are unable to regain compliance with its continued listing standards, and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Investor Relations

Daniel Lang, MD

Athenex, Inc.

E-mail: danlang@athenex.com

Caileigh Dougherty

Athenex, Inc.

E-mail: cdougherty@athenex.com